Exhibit 99.1

Company:	Investors:
Curtis A. Cluff	Ina McGuinness/Lena Adams
EVP, Corporate Development and Operations	Integrated Corporate Relations
562-491-6011	310-954-1100

FOR IMMEDIATE RELEASE

OBAGI MEDICAL PRODUCTS REPORTS RECORD 2006
NET SALES OF $78 MILLION
Net Sales of $23 Million in the Fourth Quarter Brings Annual Growth to 20%

Long Beach, Calif. — February 26, 2007 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported net sales for 2006 rose 20% to a record $78.0 million, resulting in net income of $6.1 million, or $0.34 per fully diluted share.

Fourth Quarter 2006 Results
For the fourth quarter of 2006, the Company achieved record net sales of $23.0 million, up 19% compared with $19.3 million for the fourth quarter of 2005.  The fourth quarter performance reflected continued momentum in Obagi’s core business and included $2.3 million from the successful limited launch of the Obagi ELASTIderm™ Eye Cream in late October in advance of the formal launch in February 2007.

Net income for the fourth quarter of 2006 totaled $2.5 million, or $0.14 per diluted share, on 18.7 million fully diluted weighted-average shares outstanding, compared with $2.5 million, or $0.14 per diluted share, on 17.8 million fully diluted weighted-average shares outstanding, for the comparable quarter last year. Gross margin for the fourth quarter of 2006 declined slightly to 81.1%, compared with 81.3% for the fourth quarter of 2005, as a result of improved product acquisition costs that were offset by product launch promotions.

Selling, general and administrative (SG&A) expenses increased to $10.8 million for the fourth quarter of 2006 from $8.4 million for the fourth quarter of 2005, as a result of planned increases in headcount consisting primarily of direct sales and back office support personnel, costs associated with the initial public offering in December 2006, and expenses associated with the commercial launch preparations for CLENZIderm M.D. ™ and ELASTIderm™.  These new product systems, which address acne and skin elasticity, respectively, were formally launched in early February 2007 at the American Academy of Dermatology (AAD) conference in Washington, D.C.

Research and development (R&D) expenses were $1.2 million for the fourth quarter of 2006 and increased from $0.9 million in the prior year’s fourth quarter, reflecting increased development work related to the recently launched systems, ongoing clinical studies and planned increases in headcount.

Interest expense for the 2006 fourth quarter increased to $3.1 million from $1.7 million in the fourth quarter last year primarily due to the write down of debt issuance costs arising from the $35.0 million prepayment of the Company’s credit facility in December 2006.

The Company’s effective tax rate declined to 29% for the 2006 fourth quarter compared to 46% for the fourth quarter last year.  The decline is primarily due to the impact of the research and development credit recorded during the fourth quarter of 2006.

“Fiscal 2006 was a milestone year for Obagi Medical Products.  We significantly improved on our long history of double-digit sales growth, while making continued investments in our scientific platform. We are delighted to have successfully completed our initial public offering and are extremely excited about our prospects for the future. We are truly transforming the company into a technology leader in both the medical aesthetic and therapeutic skin care markets,” said Obagi’s President and Chief Executive Officer, Steve Carlson.  “During the fourth quarter, we experienced solid growth across all of our product segments.  We are especially encouraged with the momentum in our Obagi Nu-Derm line since the second quarter introduction of Nu-Derm Condition and Enhance for use pre- and post-cosmetic procedures, such as Botulinum Toxin and laser therapies.

“This month, we also launched Obagi ELASTIderm Eye Gel, a companion product for use with Obagi’s ELASTIderm Eye Cream.  These products are supported by clinical data that was presented at the recent annual meeting of the AAD, which demonstrated statistically significant improvements in skin elasticity as early as two weeks after beginning use.

“Importantly, at the AAD annual meeting, we also launched CLENZIderm M.D., a significant advance in acne treatment which we believe will allow us to successfully expand our business in the more traditional dermatology market.  CLENZIderm clinical data presented at the AAD demonstrated more rapid lesion reductions without the need of an antibiotic. It also offers physicians better patient management through the physician dispense model.  Further, it highlights the science-based foundation of our unique Penetrating Therapeutics technology,” continued Carlson.

“We believe the current momentum of our core business, the planned expansion of our sales force, which grew from 49 to 72 dedicated sales representatives during 2006 and the initial success of CLENZIderm and ELASTIderm puts us in a strong position to deliver continued growth and profitability in 2007 and beyond,” concluded Carlson.

2006 Full Year Financial Results

Net sales for 2006 rose 20% to a record $78.0 million compared to $64.9 million for 2005.  Net income for 2006 was $6.1 million, or $0.34 per diluted share, on 18.1 million fully diluted weighted-average shares outstanding, compared with net income of $9.0 million, or $0.50 per share, on 17.8 million fully diluted weighted-average shares outstanding, for 2005. Gross margins for 2006 improved 50 basis points to 82.7% compared with 82.2% in 2005, as a result of improved product acquisition costs that were offset slightly by product launch promotions.

SG&A expenses increased to $40.9 million for 2006, compared with $29.0 million for 2005, primarily due to an increase in direct sales and back office support personnel, promotional activities and costs associated with the initial public offering in December 2006.

R&D expenses for 2006 were $5.9 million, up from $3.3 million during 2005 primarily related to the development of the acne and elasticity product lines, the development of future products and the planned increase in R&D headcount.

Interest expense for 2006 was $8.2 million up from $6.1 million for 2005 primarily due to the write down of debt issuance costs arising from the $35.0 million prepayment of the Company’s credit facility in December 2006.

The Company’s effective tax rate declined to 36% for 2006 compared to 40% for the year ended December 31, 2005.  The decline is primarily due to the impact of the research and development credit recorded during the fourth quarter of 2006.

Successful Initial Public Offering and Balance Sheet Data
In the fourth quarter of 2006, Obagi completed its initial public offering of 5,350,000 shares of common stock, of which 4,000,000 shares were sold by the Company and 1,350,000 shares were sold by certain selling shareholders. With the offering’s net proceeds of $38.1 million, Obagi repaid $35.0 million of outstanding indebtedness.  As a result of the debt repayment, the Company recorded a write-down of debt issuance costs of $1.3 million. As of December 31, 2006, the company’s total indebtedness was $25.8 million, down from $66.6 million at the end of 2005.  As of December 31, 2006, cash and cash equivalents totaled $11.3 million, working capital totaled $21.9 million, and stockholders’ equity totaled $17.9 million.

Conference Call
Obagi’s management will host a conference call to discuss the Company’s financial performance today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial (800) 811-8824 from the U.S. International callers can dial (913) 981-4903. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, March 12, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 for international callers, and entering confirmation code 4323545. A webcast will be available on the Investor Relations section of the Company’s web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi, a leader in the physician-dispensed skin care channel develops and commercializes skin health products for the dermatology, plastic surgery, and related Aesthetic markets.  Using its Penetrating Therapeutics™ technologies, Obagi’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin such as chloasma, melasma, senile lentigines, acne vulgaris and sun damage. Obagi launched its first skinhealth system, Obagi Nu-Derm, in 1988; and in 2004 launched the first and only prescription strength Vitamin C and hydroquinone system, Obagi-C Rx. In 2005 the Company launched Obagi Professional-C, a line of highly stable vitamin C serums. In 2006 the company introduced Obagi Nu-Derm Condition and Enhance, positioned for use with cosmetic procedures to enhance patient outcomes and satisfaction. The Company launched its new Obagi ELASTIderm Eye skin care and Obagi CLENZIderm M.D. acne therapeutic systems in February 2007.  Obagi System products are only available through physicians.  Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances,  the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes.. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our Registration Statement on Form S-1. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)

Net sales	$22,965	$19,303	$77,996	$64,941
Cost of sales	4,335	3,601	13,467	11,572
Gross profit	18,630	15,702	64,529	53,369
Selling, general and administrative expenses	10,750	8,419	40,863	29,023
Research and development expenses	1,150	934	5,919	3,262
Income from operations	6,730	6,349	17,747	21,084
Interest income	-	-	13	61
Interest expense	(3,136)	(1,692)	(8,186)	(6,146)
Income before provision for income taxes	3,594	4,657	9,574	14,999
Provision for income taxes	1,058	2,162	3,458	6,043
Net income	2,536	2,495	6,116	8,956
Dividends on manditorily redeemable preferred stock	-	-	-	(140)
Net income attributable to common stockholders	$2,536	$2,495	$6,116	$8,816

Net income attributable to common shares
Basic	$0.14	$0.14	$0.34	$0.50
Diluted	$0.14	$0.14	$0.34	$0.50

Weighted average common shares outstanding
Basic	18,581,883	17,790,029	17,996,158	17,522,611
Diluted	18,699,296	17,817,869	18,071,048	17,765,716

Condensed Balance Sheet Data
(Dollars in thousands, except share and per share amounts)

	December 31,
	2006	2005
	(unaudited)

Cash and cash equivalents	$11,298	$3,367
Working capital	$21,923	$15,397
Long-term debt	$23,052	$63,195
Stockholder’s equity (deficit)	$17,918	$(26,361)

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